Exhibit 2.6

[•], 2011

Telemar Norte Leste S.A.

Rua General Polidoro, nº 99, 5º andar

Botafogo, Rio de Janeiro, R.J., Brasil

CEP: 22250-145

Attention: Bayard De Gontijo

Maria Gabriela Cortes

Ladies and Gentlemen:

We are pleased that Telemar Norte Leste S.A. (the “Company”) has chosen to engage Citigroup Global Markets Inc. (“Citi”) as its financial adviser in connection with certain valuation services, as more fully described below, in respect of the Company. We look forward to working with the Company on this engagement, and have set forth below the agreed upon terms of Citi’s engagement. To the benefits of this proposal, “Citi” means Citigroup Global Markets Inc., a company with head office at 388 Greenwich Street, at the Citi of New York, State of New York, in the United States of America, and Citigroup Global Market Assessoria Limitada, a company with head office at Avenida Paulista, 111 – 18th floor, in the Citi of São Paulo, State of São Paulo, Federative Republic of Brasil, in each case, as may be appropriate to consummate the transactions contemplated hereby.

The Company and Citi are referred hereto, individually as “Party” and together as “Parties”.

Scope of Engagement. Citi will, in accordance with Citi’s customary practices and pursuant to the provisions set forth in Article 12 of the corporate by-laws of the Company, prepare an economic appraisal of the Company, as of June, 30, 2011, for purposes of determining the reimbursement value to be paid to the dissenting shareholders of the General Shareholders’ Meeting of the Company that considers the partial spin-off of the Company with the acquisition of the spin-off portion by Coari Participações S.A. (Coari), and the share exchange between the Company and Coari, according to the Material Fact dated August 29th, 2011, in compliance with Articles 229 and 252 of Law Nº 6,404/76.

Pursuant to Article 45, §§ 3 and 4 of the Brazilian Corporation Law the engagement of Citi and the terms and conditions of this agreement became effective as of [•] 2011, according to the approval of the Company’s General Shareholders’ Meeting called to consider this matter and the triple list set out under the mentioned legislation, for purposes of determining the reimbursement value to be paid to the dissenting shareholders referred herein.

In this regard, Citi will perform certain valuation analyses as Citi deems appropriate with respect to the Company (the “Valuation”), it being understood that the form and substance of such Valuation will be in Citi’s sole judgment, and that Citi may qualify the Valuation in any manner that it believes appropriate and that the Valuation is not intended to be and is not to be construed as a

Telemar Norte Leste S.A.

[—], 2011

guarantee of the value of the Company or an opinion as to the fairness, from a financial point of view of any transaction. Nevertheless, Citi is responsible for any all claims, damages, losses or liabilities that the Company, its shareholders or a third-party may be incurred by or asserted or awarded against the Valuation from Citi’s gross negligence or willful misconduct.

Notwithstanding the above-mentioned, for the Valuation purposes, the economic value of the Company to be considered by Citi, shall be divided by the total number of shares, and such economic value shall be calculated in an assessment, in compliance with article 12 of the Company’s by-laws and pursuant to article 45, paragragh of Law No. 6,404/76, as amended.

Citi will act in accordance with the brazilian regulatory and legislation requirements, including, in special, the established in the article 8, paragraph 6 of Law Nº 6,404/76, as amended, and the CVM Instruction Nº 319/99, in which applicable to the financial advisory established herein.

The Company acknowledges that it is not relying on the advice of Citi for tax, legal or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any actions the Company may take based upon such advice.

Citi shall furnish the Valuation to the Company in both Portuguese and English versions.

Fees and Expenses. For Citi’s services hereunder, the Company will pay to Citi a cash fee of R$ 500,000.00 (five hundred thousand reais),, payable upon delivery by Citi of the Valuation.

Additionally, the Company shall promptly on demand, within 5 (five) Business Days of such demand, reimburse Citi for all reasonable and duly documented travel and other out-of-pocket expenses incurred in performing its services hereunder (supported by reasonably documented evidence of the same). All payments due under this agreement are to be made in in reais (R$), in Brazil, to Citigroup Global Markets Assessoria Ltda, free and clear of any set-off, claim or applicable taxes (with appropriate gross-up for any taxes deducted or withheld).

The Company shall not reimburse Citi from any out-of-pocket expenses that together exceed the total amount of R$35,000.00 (thirty five thousand reais) (other than legal fees and expenses incurred pursuant to Indemnification clause), or that individually exceeds, R$ 5,000.00 (five thousand reais), except to the extent such expenses are provided with the Company’s prior written consent.

Use of Information. The Company recognizes and confirms that Citi in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that Citi does not assume responsibility for and may rely, without independent

Telemar Norte Leste S.A.

[—], 2011

verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to Citi all necessary or appropriate information for use in its engagement and hereby warrants that any information relating to the Company or its affiliates or the Valuation that is furnished to Citi by or on behalf of the Company will be true and correct in all material respects and not misleading by omission or otherwise and that every statement of opinion, intention or expectation therein by the Company will be honestly held. The Company agrees that any information or advice (including the Valuation) rendered by Citi or any of its representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of the Company and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such Valuation, advice or information, or to Citi, in any manner without Citi’s prior written consent except that, in the case of the Valuation, the Company may reproduce or disclose the Valuation in full or in part, and may also include references to the Valuation and to Citi and its relationship with the Company and to the extent required by the Brazilian corporate legislation, any specific requirements imposed by the competent courts, the Comissão de Valores Mobiliários–CVM or other securities commissions which have jurisdiction over the Company, such as the Registration Statement and/or any prospectuses required by the U.S. Securities and Exchange Commission (SEC), or in any disclosures to comply with the Brazilian legislation, such as CVM Instruction Nº 481/2009, or any and all Company’s bylaws requirements.

Certain Acknowledgments. The Company acknowledges that Citi has been retained hereunder solely as a financial adviser to the Company, and not as an adviser to or agent of any other party, and that the Company’s engagement of Citi is as an independent contractor and not in any other capacity including as a fiduciary. Neither this agreement nor Citi’s performance hereunder nor any previous or existing relationship between the Company and Citi will be deemed to create any fiduciary relationship. Citi may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates. Any duties that arise out of this agreement or Citi’s engagement will be owed to the Parties, other than in the terms set out below under the caption “Indemnity” and neither this engagement, nor the delivery of the Valuation or any advice in connection with this engagement, is intended to confer rights upon any other parties (including security holders, employees or creditors of the Company), except in the event of Citi’s liability under article 8, paragraph 6, of Law Nº 6,404/76, as against Citi or its affiliates or their respective directors, officers, agents and employees. Citi may, at its own expense, place announcements or advertisements in financial newspapers, journals and marketing materials describing Citi’s services hereunder.

The Company understands that Citi and its affiliates (together, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. For example, the Group may, in the ordinary course of business, engage in

Telemar Norte Leste S.A.

[—], 2011

trading in financial products or undertake other investments for their own account or on behalf of other clients, including, but not limited to, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company.

In recognition of the foregoing, the Company agrees that the Group is not required to restrict its activities as a result of this engagement, and that the Group may undertake any business activity without further consultation with or notification to the Company. Neither this agreement nor the receipt by Citi of confidential information nor any other matter shall give rise to any fiduciary, equitable or contractual duties, except as established herein (including without limitation any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account. Furthermore, the Company agrees that neither the Group nor any member or business of the Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with the Group’s long-standing policy to hold in confidence the affairs of its customers, the Group will not use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company.

Indemnity. The Company agrees to indemnify and hold harmless Citi, and each of its affiliates, officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and duly documented expenses (including fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party (including in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this engagement letter or the transactions contemplated hereby except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct.

No Indemnified Party will have any liability to the Company or any of its affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct, notwithstanding Citi’s liability under article 8, paragraph 6, of Law Nº 6,404/76. In no event, however, will any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings).

Any amount paid by the Company to others advisors, companies, institutions or persons shall not reduce, or in any way affect, the fees which shall be paid to Citi under this Proposal.

Telemar Norte Leste S.A.

[—], 2011

This obligation to indemnify shall remain in full effect even after termination of the services described in this Proposal, deemed existent, valid, and in force.

Confidentiality. The parties undertake to keep confidential all exclusive information, confidential and privileged, which are not public domain, as defined below, related to its business and, specifically, the Valuation and to their relationships with clients, which have been disclosed verbally, in writing, or other tangible form (including on magnetic media) or by other means, identified or not as confidential and privileged.

“Confidential Information” means information that relates to the purpose stated under the caption “Scope of Engagement” or that, although not related to such purpose, is, nevertheless, disclosed as a result of the Parties’ discussions in that regard. Citi shall consider to be proprietary and confidential to the Company, an Affiliate of the Company or to a third party, all the information/documents received from the Company, regardless of the existence of legends or other markings, the circumstances of disclosure or the nature of the information itself.

Such information may include, among others, financial statements, budgets, projections, strategies, product specifications, methods, research, design, as well as accounting, legal and other technical and commercial. All such information is hereinafter called, collectively, “Confidential Information”.

The term “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with a Party.

Citi shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. Citi may disclose Confidential Information received hereunder to (i) its Affiliates who agree, in advance, to be bound by this Agreement, and (ii) to its employees and its Affiliate’s employees who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of this agreement. Citi shall be reliable for all the acts of all the Parties described in this section when in connection to the compliance to the terms defined in this Agreement. Confidential Information shall not otherwise be disclosed to any third party without the prior written consent of the Company.

Aiming to maintain secrecy regarding the Confidential Information, the Parties and each Representative (as defined below) agree:

(a) Not disclose, or permit the disclosure of Confidential Information to third parties, except to its Representatives, in each case to the extent necessary to allow the Representatives, in each case to the extent necessary to allow the Representatives to assist the parties concerned in the

Telemar Norte Leste S.A.

[—], 2011

development of the Valuation.

(b) Not to disclose or allow disclosure to third parties that the Parties or their Representatives reviewed the Confidential Information;

(c) Not to use the Confidential Information for its own benefit or for the benefit of third persons or entities, except for benefit deriving from the accomplishment of the Valuation by the Company; and

(d) To take reasonable precautions to protect the integrity and confidentiality of the Confidential Information in possession of the Parties or their Representatives.

In this Engagement, the term “Representatives” means officers, the Company, financial advisers, legal and accounting, auditors, employees, officers, directors, managers, attorneys, companies belonging to the same economic-financial conglomerate and any other representative of the parties involved in the development of the Valuation.

The obligation of confidentiality herein will not apply to information that:(i) was publicly known at the time of the Company’s communication thereof to Citi; (ii) becomes publicly known through no fault of Citi subsequent to the time of the Company’s communication thereof to the Citi; (iii) was in Citi’s possession free of any obligation of confidence at the time of the Company’s communication thereof to Citi; provided, however, that Citi immediately informs the Company in writing to establish Citi’s prior possession; (iv) Is identified expressly in written by the Company as no longer proprietary or confidential, and (v) whose disclosure is required by government authorities, administrative act or by order of a competent court of jurisdiction, provided that such disclosure is subject to judicial protection, administrative, governmental or similar materials to apply and that the Parties whose information will be disclosed are reported with reasonable notice of it, except as established herein, under the captio “Use of Information”.

Citi shall bear the burden of showing, in writing within fifteen (15) days from the Company’s written request that any of the foregoing exclusions applies to any information or materials.

In the event Citi is required by law, regulation or court order to disclose any of the Company’s Confidential Information, Citi will promptly notify the Company in writing prior to making any such disclosure in order to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. Citi agrees to cooperate with the Company in seeking such order or other remedy. Citi further agrees that if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

All Confidential Information disclosed under this Agreement (including information in

Telemar Norte Leste S.A.

[—], 2011

computer software or held in electronic storage media) shall be and remain the property of the Company. All such information in tangible form shall be returned to the Company promptly upon written request or the termination or expiration of this Agreement, and shall not, thereafter, be retained in any form by Citi, its Affiliates, or any of its employees or Affiliates.

The Company shall not have any liability or responsibility for errors or omissions in, or any decisions made by Citi in reliance on, any Confidential Information disclosed under this Agreement.

Citi shall not assign any of its rights or obligations hereunder, without the prior, written consent of the Company.

This Agreement may not be amended or in any manner modified except by a written instrument signed by authorized representatives of both Parties.

The Parties agree and acknowledge that in case of violation of this Engagement, they will be subject to sanctions and penalties established in the Brazilian law, in particular to Article 186 of the Brazilian Civil Code. Thus, it is now agreed that in the event of any Party or any of its agents violate the provisions of this Engagement, the Party or Parties whose information is disclosed shall, regardless of any notice and / or notification, request a judicial determination of the duly proved losses and damages incurred.

The obligations assumed herein will be valid for a period as from the date of signature of this Engagement until 1 (one) year as from the date of signature of this Engagement or until such information became public. Moreover, in any case, the termination or resolution in terms herein defined, will affect the obligations assumed herein or those of the Representatives with regard to Confidential Information that such obligations remain in full force and effect until the end of the period stipulated herein.

This Agreement and any amendments, or other modifications hereof, shall be executed in Portuguese and may be translated into another language for convenience only.

Termination of Engagement. The Company and Citi acknowledge that Citi commenced providing services on [•], 2011. Each of Citi and the Company agree that the terms of this agreement shall be deemed to have applied since such date and that such terms will continue to apply until the earlier of the delivery of the Valuation and 12 months after the date hereof, unless extended by mutual written consent or earlier terminated as provided below. Either the Company or Citi may terminate this agreement at any time, with or without cause, by giving 30 (thirty) days prior written notice to the other party; provided, however, that no such expiration or termination will affect the matters set out in this section or under the captions “Use of Information,” “Certain Acknowledgments,” “Indemnity” and “Miscellaneous.” It is expressly agreed that following the

Telemar Norte Leste S.A.

[—], 2011

expiration or termination of this agreement, Citi will continue to be entitled to receive fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as contemplated above.

Miscellaneous. This agreement shall be governed by the laws of the Federative Republic of Brazil. The Parties hereto elect the courts of Rio de Janeiro, State of Rio de Janeiro, to settle any doubts or disputes arising out of this agreement, to the exclusion of any others, however privileged they may be. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Citi is delighted to accept this engagement and looks forward to working with the Company on this matter. Please confirm that the foregoing is in accordance with the Company’s and Citi’s understanding by signing and returning a copy of this agreement.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.

By:
Andre Kok
Managing Director

Accepted and agreed: TELEMAR NORTE LESTE S.A.

By:
Bayard Gontijo
Investor Relations